Pricing Supplement No. 2853B

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank AG

$3,481,000 Securities Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due July 2, 2020

General

•	The securities are designed for investors who seek a return at maturity linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying”). If the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Initial Level, investors will receive at maturity a return on the securities equal to 2.00 times the Underlying Return of the Laggard Underlying, up to a Maximum Return of 49.00%. Furthermore, if the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level (equal to 70.00% of its Initial Level), investors will receive at maturity a return on the securities equal to 50.00% of the absolute value of the Underlying Return of the Laggard Underlying. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their investment if the Final Level of either Underlying is less than its Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due July 2, 2020

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on June 29, 2017 (the “Trade Date”) and are expected to settle on July 5, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Trigger Level
	S&P 500® Index	SPX	2,419.70	1,693.79
	Russell 2000® Index	RTY	1,416.199	991.339

Payment at Maturity:	• If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
	$1,000 + [$1,000 x (the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor and (ii) Maximum Return)]
	• If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

	$1,000 + ($1,000 x Absolute Return x 50.00%)

•     If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

	If the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $982.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Maximum Discounts and Commissions(1)	Minimum Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$3,481,000.00	$8,702.50	$3,472,297.50
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $2.50 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

June 29, 2017

(Key Terms continued from previous page)

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level Initial Level The Underlying Return may be positive, zero or negative.
Laggard Underlying:	The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Trigger Level:	For each Underlying, 70.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Upside Leverage Factor:	200.00%
Maximum Return:	49.00%
Absolute Return:	The absolute value of the Underlying Return of the Laggard Underlying. For example, if the Underlying Return of the Laggard Underlying is -5.00%, the Absolute Return will equal 5.00%.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trade Date:	June 29, 2017
Settlement Date:	July 5, 2017
Final Valuation Date[1]:	June 29, 2020
Maturity Date[1]:	July 2, 2020
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MBX8 / US25155MBX83

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The table below illustrates the Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying. The table, graph and hypothetical examples set forth below reflect the Maximum Return of 49.00%, the Upside Leverage Factor of 200.00% and, for each Underlying, the Trigger Level equal to 70.00% of the Initial Level of such Underlying. The actual Initial Level and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. The table, graph and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will be based solely on the Underlying Return of the Laggard Underlying on the Final Valuation Date. The numbers appearing in the table and examples below may have been rounded for ease of analysis. You should consider carefully whether the securities are suitable to your investment goals.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on the Securities (%)
100.00%	$1,490.00	49.00%
75.00%	$1,490.00	49.00%
50.00%	$1,490.00	49.00%
40.00%	$1,490.00	49.00%
30.00%	$1,490.00	49.00%
24.50%	$1,490.00	49.00%
20.00%	$1,400.00	40.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,025.00	2.50%
-10.00%	$1,050.00	5.00%
-20.00%	$1,100.00	10.00%
-30.00%	$1,150.00	15.00%
-31.00%	$690.00	-31.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

Payout Graph

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments on the securities set forth in the table and graph above are calculated.

Example 1: The Final Levels of both Underlyings are greater than their respective Initial Levels, resulting in an Underlying Return of the Laggard Underlying of 40.00%. Because the Final Level of the Laggard Underlying is greater than its Initial Level and the Underlying Return of the Laggard Underlying multiplied by the Upside Leverage Factor is greater than the Maximum Return, the investor receives a Payment at Maturity of $1,490.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + [$1,000 x (the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor and (ii) Maximum Return)]

$1,000 + ($1,000 x 49.00%) = $1,490.00

Example 2: The Final Levels of both Underlyings are greater than their respective Initial Levels, resulting in an Underlying Return of the Laggard Underlying of 10.00%. Because the Final Level of the Laggard Underlying is greater than its Initial Level and the Underlying Return of the Laggard Underlying multiplied by the Upside Leverage Factor is less than the Maximum Return, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x (the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor

and (ii) Maximum Return)]

$1,000 + ($1,000 x 10.00% x 200.00%) = $1,200.00

Example 3: The Final Level of the Laggard Underlying is less than its Initial Level, resulting in an Underlying Return of the Laggard Underlying of -5.00%, while the Final Level of the other Underlying is greater than its Initial Level by 40.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level but greater than its Trigger Level (equal to 70.00% of its Initial Level), the investor receives a Payment at Maturity of $1,025.00 per $1,000 Face Amount of securities, reflecting 50.00% of the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000 + ($1,000 x Absolute Return x 50.00%)

$1,000 + ($1,000 x |-5.00|% x 50.00%) = $1,025.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 40.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a return of only 2.50% on the securities equal to 50.00% of the absolute value of the Underlying Return of the Laggard Underlying.

Example 4: The Final Level of the Laggard Underlying is less than its Initial Level, resulting in an Underlying Return of the Laggard Underlying of -20.00%, while the Final Level of the other Underlying is greater than its Initial Level by 5.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level but greater than its Trigger Level (equal to 70.00% of its Initial Level), the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, reflecting 50.00% of the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000 + ($1,000 x Absolute Return x 50.00%)

$1,000 + ($1,000 x |-20.00|% x 50.00%) = $1,100.00

In this example, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a return of 10.00% on the securities equal to 50.00% of the absolute value of the Underlying Return of the Laggard Underlying, which is greater than the 5.00% increase of the Final Level of the other underlying from its Initial Level.

Example 5: The Final Level of the Laggard Underlying is less than its Initial Level, resulting in an Underlying Return of the Laggard Underlying of -50.00%, while the Final Level of the other Underlying is greater than its Initial Level by 20.00%. Because the Final Level of the Laggard Underlying is less than its Trigger Level, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -50.00% ) = $500.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 20.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will lose 50.00% of its investment at maturity, reflecting a 1.00% loss of its investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Example 6: The Final Levels of both Underlyings are less than their respective Initial Levels, resulting in an Underlying Return of the Laggard Underlying of -70.00%. Because the Final Level of the Laggard Underlying is less than its Trigger Level, the investor receives a Payment at Maturity of $300.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The securities provide upside leveraged exposure to any appreciation of the Laggard Underlying, up to the Maximum Return of 49.00%. Consequently, if the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, the Payment at Maturity will be capped by the Maximum Return, resulting a maximum Payment at Maturity of $1,490.00 per $1,000 Face Amount of securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL TO RECEIVE 50.00% OF THE ABSOLUTE RETURN OF THE LAGGARD UNDERLYING IF ITS FINAL LEVEL IS GREATER THAN OR EQUAL TO ITS TRIGGER LEVEL — If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive at maturity a return on the securities equal to 50.00% of the absolute value of the negative Underlying Return of the Laggard Underlying, up to a positive return of 15.00%, which is equal to 50.00% of the percentage difference from the Initial Level of the Laggard Underlying to its Trigger Level.

•	LIMITED PROTECTION AGAINST LOSS — You will receive at maturity a return on the securities equal to 50.00% of the absolute value of the negative Underlying Return of the Laggard Underlying only if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index as described herein. The Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the shares of 500 companies as of a particular time as compared to the aggregate average market value of the shares of 500 similar companies during the base period of the years 1941 through 1943. This is only a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Dow Jones Indices — The S&P 500® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000®

Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your securities and (ii) the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to hypothetically investing in the Underlyings or directly investing in the stocks composing the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked solely to the performance of the Laggard Underlying. If the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE SECURITIES IS LIMITED — If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive at maturity a return on the securities equal to 2.00 times the Underlying Return of the Laggard Underlying, up to a Maximum Return of 49.00%. In this circumstance, your return on the securities will be limited to the Maximum Return, regardless of any further increase in the level of the Laggard Underlying, which may be significant. Furthermore, if the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive at maturity a return on the securities equal to 50.00% of the absolute value of the negative Underlying Return of the Laggard Underlying. In this circumstance, your positive return will be limited to 15.00%, which is equal to 50.00% of the percentage difference from the Initial Level of the Laggard Underlying to its Trigger Level. In either case, your return on the securities will be limited.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — The Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	A LOWER TRIGGER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR BOTH OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that at least one of the Underlyings may close below its Trigger Level on the Final Valuation Date (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Trigger Levels, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a lower Trigger Level for each Underlying. Accordingly, a lower Trigger Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS HYPOTHETICALLY INVESTING IN THE UNDERLYINGS OR DIRECTLY INVESTING IN THE STOCKS COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had hypothetically invested in the Underlyings or directly invested in the stocks composing the Underlyings. For instance, your return on the securities is solely dependent upon the performance of the Laggard Underlying, and your return on the securities is limited to the Maximum Return, regardless of any increase in the levels of the Underlyings, which could be significant.

•	IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the levels of the Underlyings. Changes in the levels of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined solely by reference to the performance of the Laggard Underlying without taking into consideration the performance of the other Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings and your return will be based solely on the performance of the Laggard Underlying, as measured on the Final Valuation Date. Poor performance by either Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will lose a significant portion or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With two Underlyings, it is more likely that the Final Level of at least one Underlying will be less than its Trigger Level than if the securities were linked to only one Underlying, and therefore, it is more likely that you will receive a Payment at Maturity that is significantly less than your initial investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the level of at least one Underlying to be less than its Trigger Level on the Final Valuation Date is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Trigger Level is determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A lower Trigger Level is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	BOTH UNDERLYINGS REFLECT THE PRICE RETURN OF THEIR RESPECTIVE COMPONENT STOCKS, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — Both Underlyings reflect the changes in the market prices of their respective component stocks. Neither Underlying is, however, a “total return” index, which, in addition to reflecting the price returns of the stocks composing such Underlying, would also reflect the reinvestment of all dividends and other distributions paid on such component stocks.

•	THE SPONSOR OF AN UNDERLYING MAY ADJUST THE RELEVANT UNDERLYING IN WAYS THAT AFFECT THE LEVEL OF SUCH UNDERLYING AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of an Underlying (each, an “Index Sponsor”) is responsible for calculating and maintaining the relevant Underlying. The Index Sponsor can add, delete or substitute the components of the relevant Underlying or make other methodological changes that could change the level of such Underlying. You should realize that the changing of such Underlying components may affect such Underlying, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the relevant Underlying. Any of these actions could adversely affect the level of such Underlying and, thus, the value of, and your return on, the securities. The Index Sponsors have no obligation to consider your interests in calculating or revising the relevant Underlyings.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Russell 2000® Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Russell 2000® Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing levels of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the levels of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates of the stocks composing the Underlyings;

•	the composition of the Underlyings;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the levels of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the levels of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the levels of the Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVELS OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the levels of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent will also be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the S&P 500® Index and the Russell 2000® Index based on their daily closing levels from June 29, 2012 through June 29, 2017. The closing level of the S&P 500® Index on June 29, 2017 was 2,419.70. The closing level of the Russell 2000® Index on June 29, 2017 was 1,416.199. The graphs below also indicate by a broken line the Trigger Level for each Underlying of, (i) with respect to the S&P 500® Index, 1,693.79, which is equal to 70.00% of its Initial Level and, (ii) with respect to the Russell 2000® Index, 991.339, which is equal to 70.00% of its Initial Level. We obtained the historical closing levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

The historical closing levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the closing levels of the Underlyings on the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI will pay custodial fees to other broker dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such custodial fees.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.